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                                                                    EXHIBIT 99.6

                             MEMORANDUM OF UNDERSTANDING
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          This Memorandum of Understanding dated as of July 10, 1994 describes a number of business opportunities that the parties intend to discuss in developing their business relationship after the acquisition by Eli Lilly and Company, an Indiana corporation ("Buyer"), of the pharmacy benefit management business of McKesson Corporation, a Delaware corporation, conducted by PCS
Health Systems, Inc., a Delaware corporation ("PCS"). It is the parties' intention to form a strong strategic relationship between Buyer and SP Ventures, Inc., a Delaware corporation to be renamed "McKesson Corporation" following the acquisition ("McKesson"), that is consistent with Buyer's bias toward using McKesson as the preferred provider of services that McKesson has to offer to Buyer. This Memorandum of Understanding does not set forth any binding obligations of the parties but is intended to describe those areas into which their business relationship could be extended in the future if the parties determine that it is mutually advantageous to do so. The parties intend to initiate such discussions after execution of the definitive agreement pursuant to which Buyer will acquire certain operations of PCS.

          A.  Generics Cooperation.  McKesson and Buyer intend to investigate
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the feasibility of developing and marketing a full line of generic products under a controlled label. Subject to legal review and compliance, the parties intend to discuss establishing a joint venture entity for such purpose to be formed at the appropriate time. Such discussions will consider and be subject to existing agreements and commitments of Buyer and McKesson with respect to generic products. In developing any generic strategies, the parties will consider the role of PCS in including such generic products in its services, and will consider utilizing McKesson as the preferred wholesaler for distribution of generic products in PCS's programs.

          B.  Managed Care Support, Pharmacy Marketing and Compliance Programs.
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Buyer and McKesson intend to investigate developing programs pursuant to which those pharmacies that participate in McKesson's Value-Rite(R) program and selected additional pharmacies that utilize McKesson as their distributor ("McKesson Stores") will offer
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services (for example, patient education) relating to disease therapies (for example, diabetes therapies) involving Buyer's programs and promote and monitor patient compliance with the drug therapy component of Buyer's programs for disease therapies.

     C.  Wholesaler Distribution Issues.
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          1.  PCS/Wholesaler Alliance.  Buyer will consider McKesson first as
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PCS's preferred wholesaler to the extent consistent with law, if PCS determines to forge PCS/wholesaler alliances or other business arrangements (but excluding normal wholesaler warehousing and distribution arrangements) involving distribution of products by a wholesaler. (E.g., product supply for consignment
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inventory offerings and services agreements with retail buying groups and
GPO's.)

          2.  Distribution of Buyer's Products.  The parties intend to
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investigate the possibility of closing certain of Buyer's distribution centers and using McKesson (i) to handle physical distribution of Buyer's products to wholesalers, and/or (ii) subject to legal review and where feasible from a business standpoint to be the sole distributor of Buyer's products.

          3.  Specialty Distribution of Buyer's Products.  The parties intend to
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investigate the possibility of using McKesson's services (i) to more efficiently process Buyer's returned goods, (ii) to handle Buyer's third-party shipments and
(iii) to distribute Buyer's potential disease management product packages to point of use.

          4.  Hospital Incentive Program.  In connection with Buyer's hospital
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products, the parties intend to investigate developing an incentive program for hospital customers that do not have product contracts with Buyer or hospitals where Buyer has not been successful in establishing a business relationship. McKesson would market Buyer's products to specified accounts on an incentive basis. Programs would be considered that would compensate McKesson for its efforts by sharing incremental product sales margins.

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          5.  Chargeback System.  The parties intend to investigate working
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together to develop an improved process to handle chargebacks.

          6.  DDD Sales Information.  The parties intend to investigate in good
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faith the possibility of McKesson's supplying DDD-type sales information to
Buyer for an agreed-upon fee.

          7.  Effective Date.  This Memorandum of Understanding shall become
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effective only upon the occurrence of the Offer Purchase Date (as defined in the
Reorganization and Distribution Agreement, dated July 10, 1994, among McKesson and others), and shall terminate and be null and void and of no force and effect upon any termination of the Agreement and Plan of Merger, dated July 10, 1994, among Buyer, McKesson Corporation and ECO Acquisition Corporation.


                              SP VENTURES, INC.


                              By: /s/ Arthur Chong
                                 -------------------
                                 Name:
                                 Title:


                              ELI LILLY AND COMPANY


                              By: /s/ Randall L. Tobias
                                 ----------------------
                                 Name:
                                 Title:

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